Exhibit 31.2

I, Maureen B. Short, certify that:
1.I have reviewed this Annual Report on Form 10-K/A of Rent-A-Center, Inc.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: March 6, 2019
/s/ Maureen B. Short
Maureen B. Short
Chief Financial Officer